CUSIP No. 75605Y106	13D	Page 15 of 15

Exhibit 1

AGREEMENT OF JOINT FILING

This joint filing agreement (this “Agreement”) is made and entered into as of this 1st day of November, 2023 by and among TPG GP A, LLC, Angelo, Gordon & Co., L.P, AG GP LLC, David Bonderman, James G. Coulter and Jon Winkelried.

The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Form 3, Form 4, Form 5 or Schedule 13D or Schedule 13G, and any and all amendments thereto and any other document relating thereto (collectively, the “Filings”) required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

TPG GP A, LLC

By:	/s/Bradford Berenson
Name: Bradford Berenson
Title: General Counsel

Angelo, Gordon & Co., L.P.
By: AG GP LLC
Its General Partner

By:	/s/Christopher D. Moore
Name: Christopher D. Moore
Title: Authorized Signatory

AG GP LLC

By:	/s/Christopher D. Moore
Name: Christopher D. Moore
Title: Authorized Signatory

David Bonderman

By:	/s/Gerald Neugebauer
Gerald Neugebauer on behalf of David Bonderman

James G. Coulter

By:	/s/Gerald Neugebauer
Gerald Neugebauer on behalf of James G. Coulter

Jon Winkelried

By:	/s/Gerald Neugebauer
Gerald Neugebauer on behalf of Jon Winkelried